PRESS RELEASE

Clorox Reports 18 Percent EPS Growth in Q2; Raises Fiscal Year 2016 EPS Outlook

OAKLAND, Calif., Feb. 4, 2016 – The Clorox Company (NYSE:CLX) today reported flat sales and 18 percent growth in diluted net earnings per share (EPS) from continuing operations for its second quarter, which ended Dec. 31, 2015. On a currency-neutral basis, second-quarter sales grew 3 percent.

“Our strategy continues to drive profitable growth,” said Chief Executive Officer Benno Dorer. “We delivered 18 percent earnings growth supported by strong operational execution and commodity tailwinds, helping to drive gross margin expansion. Importantly, we also delivered sales increases in each of our U.S. segments behind continued strong investments in our brands.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated. As previously announced, Corporación Clorox de Venezuela S.A. (Clorox Venezuela) discontinued operations effective Sept. 22, 2014. For the current and year-ago quarters, the results from Clorox Venezuela are included in discontinued operations in the company’s financial statements. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key second-quarter fiscal year 2016 and fiscal year 2015 results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Second-Quarter Results

Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2015, unless otherwise stated.

*       $1.14 diluted EPS (18% increase)

*       1% volume growth

*       Flat sales

In the second quarter, Clorox delivered earnings from continuing operations of $151 million, or $1.14 diluted EPS, compared to $128 million, or 97 cents diluted EPS, in the year-ago quarter. Second-quarter diluted EPS results were driven largely by gross margin expansion.

In the second quarter, sales were flat, reflecting volume growth and the benefits of price increases, offset by 3 percentage points of unfavorable foreign currency exchange rates and higher trade promotion spending. On a currency-neutral basis, sales grew 3 percent. Volume for the second quarter increased 1 percent, reflecting gains in Home Care and Natural Personal Care, partially offset by decreases in Laundry and Water Filtration.

The company’s second-quarter gross margin increased 210 basis points to 44.6 percent from 42.5 percent in the year-ago quarter, driven primarily by the benefits of favorable commodity costs, cost savings and price increases. These factors were partially offset by higher manufacturing and logistics costs and the impact of unfavorable foreign currency exchange rates.

“This was the highest second-quarter gross margin we’ve delivered in more than five years,” said Chief Financial Officer Steve Robb. “Strong cost savings programs and operational efficiencies contributed to margin increases in each of our U.S. segments, enabling us to continue investing strongly in our business. Importantly, our Go Lean strategy for our International business is delivering results. We grew market share in the six months ending November 2015 and maintained margin in International despite foreign currency and inflation headwinds.”

Year-to-date net cash provided by continuing operations was $178 million, compared with $267 million in the year-ago period. The year-over-year change reflects higher working capital, including higher performance-based employee incentive compensation payments related to the company’s strong fiscal year 2015 results and higher tax payments. These factors were partially offset by higher earnings from continuing operations in the first half of fiscal year 2016 and $25 million in prior-period payments to settle interest-rate hedges related to the company’s issuance of long-term debt. The company continues to anticipate free cash flow to be about 10 percent of sales in fiscal year 2016.

Key Segment Results

Following is a summary of key second-quarter results from continuing operations by reportable segment. All comparisons are with the second-quarter of fiscal year 2015, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	2% volume growth
●	2% sales growth
●	15% pretax earnings growth

Segment volume growth was driven by gains across a number of Home Care brands, including continued strength of Clorox® disinfecting wipes, which delivered double-digit growth. These factors were partially offset by decreased shipments in Laundry largely due to the impact of a February 2015 price increase on Clorox® bleach as well as volume decreases in Professional Products driven by a comparison to strong year-ago growth behind Ebola and Enterovirus concerns. Pretax earnings growth reflected higher sales and the benefits of favorable commodity costs and cost savings, partially offset by higher manufacturing and logistics costs.

Household

(Bags and Wraps, Charcoal, Cat Litter)

●	Flat volume
●	1% sales growth
●	31% pretax earnings growth

Segment volume results reflected gains in Bags & Wraps and Charcoal, offset by decreases in Cat Litter. Bags & Wraps volume growth reflected increases across several Glad® products, including continued strength of premium trash bags supported by the launch of new Glad® with Clorox® trash bags and distribution gains, following last year’s launch of Glad® OdorShield® with Gain®. Higher shipments in Charcoal were driven by distribution gains and increased merchandising activity. Lower shipments in Cat Litter were due to continued competitive activity. Segment sales outpaced volume due to the benefit of a November 2014 price increase in Bags & Wraps and favorable mix from consumers trading up to premium trash bags, partially offset by higher trade promotion spending primarily in Bags & Wraps. Pretax earnings growth reflected the benefits of favorable commodity costs, higher sales and cost savings, partially offset by higher manufacturing and logistics costs.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	2% volume growth
●	2% sales growth
●	1% pretax earnings decrease

Segment volume growth was driven primarily by double-digit increases in Natural Personal Care, on top of double-digit growth in the year-ago quarter. Natural Personal Care’s strong results were driven primarily by the launch of Burt’s Bees® lip color products, a strong holiday program and ongoing strength in facial towelettes. These factors were partially offset by lower shipments in Water Filtration, driven by soft consumption following strong first-quarter shipments in the fiscal year. Pretax earnings decreased largely due to significant incremental demand-building investments to drive trial behind innovation, partially offset by stronger sales growth.

International

(All sales outside of the U.S.)

●	Flat volume
●	7% sales decrease (6% growth, currency-neutral basis)
●	8% pretax earnings decrease

Segment volume was flat largely due to the impact of price increases taken to offset inflationary pressures. Sales decreased primarily driven by the impact of unfavorable foreign currency exchange rates, partially offset by the benefits of price increases and favorable mix. On a currency neutral basis, sales grew 6 percent despite slowing economic growth in international markets. Pretax earnings decreased, reflecting lower sales and higher manufacturing and logistics costs, primarily driven by continued inflation. These factors were partially offset by the benefit of cost savings.

Clorox Updates Fiscal Year 2016 Outlook

●	Flat to 1% sales growth, or 3% to 4% growth, currency-neutral basis (unchanged)
●	50-75 basis points of EBIT margin expansion (raised)
●	$4.75 to $4.90 diluted EPS range (raised)

Clorox continues to anticipate delivering flat to 1 percent sales growth, which reflects about 3 points of incremental sales growth from product innovation for the fiscal year. The company’s sales outlook also includes the impact from slowing international economies as well as 3 percentage points of impact from unfavorable foreign currency exchange rates, including the recent significant devaluation of the Argentine peso. The company continues to anticipate fiscal year sales to reflect an increase in trade promotion investments to address expected competitive activity in key categories.

Clorox now anticipates EBIT margin expansion in the range of 50 to 75 basis points, reflecting the benefits of favorable commodity costs, partially offset by higher inflation in international markets impacting manufacturing and logistics costs and selling and administrative expenses. The company’s EBIT margin also reflects higher advertising and sales promotion investments in the U.S. to support product innovation, particularly in the second half of the fiscal year.

Clorox continues to anticipate its effective fiscal year 2016 tax rate to be between 34 percent and 35 percent.

Net of all these factors, Clorox now anticipates fiscal year 2016 diluted EPS from continuing operations in the range of $4.75 to $4.90 versus the company’s previous outlook of $4.68 to $4.83.

For More Detailed Financial Information

Visit the company’s Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation
●	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 7,700 employees worldwide and fiscal year 2015 sales of $5.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products and Burt's Bees® natural personal care products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility (CR) efforts, including, most recently, two U.S. EPA Climate Leadership Awards for Excellence and inclusion among the top 40 companies on the 2015 Newsweek Green Rankings and CR magazine's 100 Best Corporate Citizens 2015 list. The Clorox Company and The Clorox Company Foundation contributed approximately $15 million in combined cash grants, product donations, cause marketing and employee volunteerism in the past fiscal year. For more information, visit TheCloroxCompany.com, the CR Matters Blog and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management's estimates, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as updated from time to time in the company's SEC filings. These factors include, but are not limited to: intense competition in the company's markets; worldwide, regional and local economic conditions and financial market volatility; the ability of the company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix; risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor claims, labor unrest and inflationary pressures, particularly in Argentina; and potential harm and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions; risks related to the company's discontinuation of operations in Venezuela; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the ability of the company to develop and introduce commercially successful products; dependence on key customers and risks related to customer consolidation and ordering patterns; costs resulting from government regulations; the ability of the company to successfully manage global, political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; the success of the company's business strategies; the ability of the company to implement and generate anticipated cost savings and efficiencies; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions; the company's ability to attract and retain key personnel; the company's ability to maintain its business reputation and the reputation of its brands; environmental matters, including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company's control; the company's ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its operations and financial results; the company's ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the company's tax rate; the accuracy of the company's estimates and assumptions on which its financial statement projections are based; the company's ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, diluted EPS, EBIT and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons as they show currency-neutral sales comparisons. The company uses such financial measures in its budgeting process and as factors in determining compensation. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn (510) 271-7256, landon.dunn@clorox.com

Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
(Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Net sales	$1,345	$1,345	$2,735	$2,697
Cost of products sold	745	773	1,510	1,547
Gross profit	600	572	1,225	1,150

Selling and administrative expenses	191	191	377	371
Advertising costs	126	127	249	248
Research and development costs	34	33	64	63
Interest expense	22	26	45	52
Other income, net	(3)	(2)	(4)	1
Earnings from continuing operations before income taxes	230	197	494	415
Income taxes on continuing operations	79	69	170	142
Earnings from continuing operations	151	128	324	273
Earnings (losses) from discontinued operations, net of tax	(2)	(3)	(3)	(58)
Net earnings	$149	$125	$321	$215

Net earnings (losses) per share
Basic
Continuing operations	$1.16	$0.98	$2.50	$2.10
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.44)
Basic net earnings per share	$1.15	$0.96	$2.48	$1.66

Diluted
Continuing operations	$1.14	$0.97	$2.46	$2.07
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.44)
Diluted net earnings per share	$1.13	$0.95	$2.44	$1.63

Weighted average shares outstanding (in thousands)
Basic	129,543	130,555	129,349	129,933
Diluted	131,546	132,819	131,477	132,203

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Three Months Ended			Three Months Ended
	12/31/2015	12/31/2014	% Change(1)	12/31/2015	12/31/2014	% Change(1)
Cleaning	$457	$447	2%	$123	$107	15%
Household	375	371	1%	67	51	31%
Lifestyle	251	246	2%	72	73	-1%
International	262	281	-7%	22	24	-8%
Corporate	-	-	-	(54)	(58)	-7%
Total	$1,345	$1,345	0%	$230	$197	17%

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Six Months Ended			Six Months Ended
	12/31/2015	12/31/2014	% Change(1)	12/31/2015	12/31/2014	% Change(1)
Cleaning	$954	$917	4%	$272	$231	18%
Household	786	763	3%	149	103	45%
Lifestyle	482	462	4%	131	129	2%
International	513	555	-8%	54	50	8%
Corporate	-	-	-	(112)	(98)	14%
Total	$2,735	$2,697	1%	$494	$415	19%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	12/31/2015	6/30/2015	12/31/2014
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$390	$382	$819
Receivables, net	474	519	473
Inventories, net	450	385	446
Other current assets	176	143	167
Total current assets	1,490	1,429	1,905

Property, plant and equipment, net	878	918	933
Goodwill	1,051	1,067	1,080
Trademarks, net	532	535	537
Other intangible assets, net	47	50	55
Other assets	177	165	164
Total assets	$4,175	$4,164	$4,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$500	$95	$2
Current maturities of long-term debt	-	300	875
Accounts payable	366	431	375
Accrued liabilities	492	548	492
Income taxes payable	-	31	-
Total current liabilities	1,358	1,405	1,744
Long-term debt	1,796	1,796	1,795
Other liabilities	740	750	773
Deferred income taxes	83	95	81
Total liabilities	3,977	4,046	4,393

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	823	775	726
Retained earnings	2,042	1,923	1,757
Treasury shares	(2,265)	(2,237)	(1,908)
Accumulated other comprehensive net losses	(561)	(502)	(453)
Stockholders’ equity	198	118	281
Total liabilities and stockholders’ equity	$4,175	$4,164	$4,674

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

The reconciliations below are on a continuing operations basis

Second-Quarter and Fiscal Year-to-Date Sales Growth Reconciliation

	Q2 Fiscal 2016	Q2 Fiscal 2015	Q2 FYTD Fiscal 2016	Q2 FYTD Fiscal 2015
Total Sales Growth – GAAP	0.0%	2.9%	1.4%	1.7%

Less: Foreign exchange	-2.7%	-2.8%	-2.8%	-2.4%

Currency-Neutral Sales Growth - Non-GAAP	2.7%	5.7%	4.2%	4.1%

The reconciliations below for fiscal year 2015 are provided as a reference point for the fiscal year 2016 outlook.

Fiscal Year EBIT Margin(1) Reconciliation

Dollar in millions

FY
Fiscal
2015
Earnings from continuing operations	$921
before income taxes – GAAP

Interest Income	-$4
Interest Expense	$100

EBIT (1) – non-GAAP	$1,017

Net Sales	$5,655
EBIT margin(1) – non-GAAP	18.0%

(1) EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.